Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                       MONTHLY REPORT - MARCH 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (21,110.195 units) at February 28, 2002          $ 19,991,289
Additions of 778.895 units on March 31, 2002                          725,768
Redemptions of (0) units on March 31, 2002                                  0
Offering Costs                                                        (14,799)
Net Income (Loss) - March 2002                                       (306,120)
                                                                 ------------

Net Asset Value (21,889.090 units) at March 31, 2002             $ 20,396,138
                                                                 ============

Net Asset Value per Unit at March 31, 2002                       $     931.79
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (393,153)
    Change in unrealized                                              729,722

  Gains (losses) on forward contracts:
    Realized                                                         (118,699)
    Change in unrealized                                             (484,871)
  Interest income                                                      28,482
                                                                 ------------

                                                                     (238,519)
                                                                 ------------

Expenses:
  Brokerage fee                                                        62,921
  Performance fee                                                           0
  Operating expenses                                                    4,680
                                                                 ------------

                                                                       67,601
                                                                 ------------

Net Income (Loss) - March 2002                                   $   (306,120)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on March 31, 2002                       $    931.79

Net Asset Value per Unit on February 28, 2002                    $    947.00

Unit Value Monthly Gain (Loss) %                                       (1.61)%

Fund 2002 calendar YTD Gain (Loss) %                                   (4.30)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor:

March was a mixed month in which a strong performance in energy and interest rates was more than offset by losses in currencies.

Energy was our strongest performing sector, and we profited from long positions in Crude Oil, Natural Gas, and Unleaded Gasoline.

Increases in German interest rates produced profits in short duration European fixed income positions, but these were offset by losses in Eurodollars and Japanese bonds. We were whipsawed in U.S. bonds, as shifts in interest rates failed to persist strongly in either direction.

Metals contributed small profits, but profits in gold, copper, and nickel were dimmed by losses in aluminum and zinc.

Our largest loss in equity indices was in short positions in the Nikkei and Hang Seng indices as Asian equities rallied, while in the U.S. we took profits on short S&P and NASDAQ positions, then reversed as they rallied sharply toward the end of the month.

All in all a mixed performance, resulting in a loss for the month, but a loss that occurred quite independently of the equity and bond markets. This again demonstrated the volatility-reducing effect of blending assets whose returns are largely uncorrelated.

As always, please call if we can be of service.

Sincerely,


Bruce Cleland
President/CEO